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                                                               Exhibit (12)(a)

Fifth Third Bancorp
Computations of Consolidated Ratios of Earnings to Fixed Charges
($ In Millions)


                                                                    Year Ended December 31,
------------------------------------------------------------------------------------------------------
Excluding Interest on Deposits:                               2001    2000     1999     1998    1997
------------------------------------------------------------------------------------------------------
Fixed Charges:
  Interest Expense (excluding interest on deposits)          $ 724      874      616      557     495
  One-Third of Rents, Net of Income from Subleases              14       14       12        9       8
                                                            -------------------------------------------
    Total Fixed Charges                                        738       888      628     566     503
                                                            ===========================================
Earnings:
  Income Before Income Taxes, Minority Interest
  & Cumulative Effect of Accounting Change                   1,653     1,680    1,455   1,231   1,172
  Fixed Charges                                                738       888      628     566     503
                                                            -------------------------------------------
    Total Earnings                                          $2,391     2,568    2,083   1,797   1,675
                                                            ===========================================

Ratio of Earnings to Fixed Charges, Excluding
Interest On Deposits                                          3.24 x    2.89     3.32    3.17    3.33
                                                            ===========================================


Including Interest on Deposits:
-------------------------------

Fixed Charges:
  Interest Expense                                          $2,276     2,692    2,022   2,042   2,026
  One-Third of Rents, Net of Income from Subleases              14        14       12       9       8
                                                            -------------------------------------------
    Total Fixed Charges                                      2,290     2,706    2,034   2,051   2,034
                                                            ===========================================
Earnings:
  Income Before Income Taxes, Minority Interest
  & Cumulative Effect of Accounting Change                   1,653     1,680    1,455   1,231   1,172
  Fixed Charges                                              2,290     2,706    2,034   2,051   2,034
                                                            -------------------------------------------
    Total Earnings                                          $3,943     4,386    3,489   3,282   3,206
                                                            ===========================================
Ratio of Earnings to Fixed Charges, Including
Interest On Deposits                                          1.72 x    1.62     1.72    1.60    1.58
                                                            ===========================================

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